Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-3304

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation Reports Record Preliminary

Fourth Quarter and Full Year Fiscal 2013 Net Sales and Net Income

SPRINGFIELD, Mass., June 13, 2013 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced preliminary net sales and earnings per share results for its fiscal 2013 fourth quarter and full year periods ended April 30, 2013.

Preliminary net sales for the fiscal fourth quarter were $179 million, an approximate increase of 38% over the comparable quarter last year. Preliminary GAAP net income from continuing operations is expected to be approximately $0.44 per diluted share compared with net income of $0.27 per diluted share from continuing operations for the comparable quarter last year. The company ended the fiscal year with a cash balance of $100.5 million.

Preliminary net sales for fiscal 2013 year were $588 million, an approximate increase of 43% over fiscal 2012. Preliminary GAAP net income from continuing operations is expected to be approximately $1.22 per diluted share compared with net income of $0.40 per diluted share from continuing operations for the prior year.

The preliminary results provided in this press release take in to consideration all of the expected expenses of the Thompson/Center recall issued by the company today, June 13, 2013. In addition, the preliminary results provided in this press release are approximate and subject to completion and audit of the company’s financial statements in conjunction with the company’s Form 10-K Report for the fiscal year ended April 30, 2013.

Conference Call and Webcast

The company will host a conference call and webcast on Tuesday, June 25, 2013, to discuss its fourth quarter and full year fiscal 2013 financial and operational results. Speakers on the conference call will include James Debney, President and CEO, and Jeffrey D. Buchanan, Executive Vice President and CFO. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Those interested in listening to the call via telephone may call directly at (857) 244-7551 and reference conference code 34472188. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the company’s website at www.smith-wesson.com, under the Investor Relations section. The company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P® and Thompson/Center Arms™. Smith & Wesson facilities are located in Massachusetts and Maine. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.